Exhibit 8.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES MUNICH NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

March 16, 2017

Invesco PowerShares Capital Management LLC, as Managing Owner of PowerShares DB US Dollar Index Trust 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

Re:	PowerShares DB US Dollar Index Trust
Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on or about March 16, 2017

Dear Sir or Madam:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, of Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 (Registration Statement No. 333-216693 and 333-216693-01), filed with the SEC on or about March 16, 2017 (the “Registration Statement”), of PowerShares DB US Dollar Index Trust (the “Trust”), a Delaware statutory trust organized on August 3, 2006 and with respect to one of the two separate series of the Trust, specifically, PowerShares DB US Dollar Index Bearish Fund (the “Fund”).

We have reviewed such documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion contained under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus constituting a part of the Registration Statement that the Fund will be classified as a partnership for U.S. federal income tax purposes.

We also advise you that the tax discussion under the captions “The Risks You Face,” paragraphs (25), (26) and (27), “Summary – U.S. Federal Income Tax Considerations,” and “Material U.S. Federal Income Tax Considerations” in the Prospectus constituting a part of the Registration Statement correctly describes the material aspects of the U.S. federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

Our opinion represents our best legal judgment with respect to the proper U.S. federal income tax treatment of the Fund and United States individual taxpayers investing in the Fund, based on the materials reviewed. Our opinion assumes the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Invesco PowerShares Capital Management LLC

March 16, 2017

We hereby consent to the filing of our opinion as Exhibit 8.1 to this Registration Statement and to all references to our Firm included or made a part of this Registration Statement. In addition, we hereby consent to the discussion of our opinion in the Prospectus constituting part of this Registration Statement under the caption “Material U.S. Federal Income Tax Considerations.”

Very truly yours,

/s/ Sidley Austin LLP